FOR IMMEDIATE RELEASE

For Additional Information
Contact: John S. Sokol
President
(614) 220-5200

BANCINSURANCE CORPORATION ENGAGES
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

COLUMBUS, Ohio (July 14, 2005) Bancinsurance Corporation today announced that its Audit Committee has engaged Daszkal Bolton LLP as the Company’s independent registered public accounting firm for the fiscal years 2001 through 2005.

John Sokol, President, commented, “Daszkal Bolton is a respected accounting firm that has considerable experience working with public companies. This engagement enables us to continue working toward our goal of being in full compliance regarding our annual audits and also become current in our filings with the United States Securities and Exchange Commission.”

Daszkal Bolton LLP

Daszkal Bolton LLP is a national registered public accounting firm with approximately 100 employees. They serve public and private companies with a full array of accounting and compliance services, including audits, reviews, compilations, mergers and acquisitions, outsource and consulting services. Their public company audit and accounting services include review of quarterly financial statements and guidance for SEC compliance.

Bancinsurance Corporation

Bancinsurance Corporation, headquartered in Columbus, Ohio, is principally engaged through its property/casualty insurance subsidiary, Ohio Indemnity Company, in underwriting specialty insurance. Lender/Dealer insurance products include our Ultimate Loss Insurance®, Creditor Placed Insurance and Guaranteed Auto Protection products. These products protect banks and other lenders against risk arising from theft or damage to certain loan collateral where the borrower has failed to secure or maintain adequate insurance coverage. Unemployment compensation products are utilized by not-for-profit entities that elect to not pay the unemployment compensation tax and instead reimburse the state unemployment agencies for benefits paid by the agencies to the entities’ former employees. Other products include our waste surety bond business and run off of the discontinued bail and immigration bond program.

This press release includes forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from the forward-looking information in this press release. Such risks, uncertainties and other factors, include but are not limited to, changes in underwriting results affected by adverse economic conditions, fluctuations in the investment markets, changes in the retail marketplace, changes in the laws or regulations affecting the operations of the Company, changes in business tactics or strategies of the Company, the financial condition of the Company’s business partners, changes in market forces, litigation and other risk factors described from time to time in the Company’s Securities and Exchange Commission filings. All forward-looking statements made in this press release are based on information presently available to management of the Company. The Company assumes no obligation to update any forward-looking statements.